Exhibit 10.29

FIRST AMENDMENT TO BUSINESS LOAN AGREEMENT

THIS FIRST AMENDMENT TO BUSINESS LOAN AGREEMENT (this “Amendment”), dated as of July 9, 2003, is entered into by and between BANK OF AMERICA, N.A., a national banking association (the “Bank”), and CHARLOTTE RUSSE, INC., a California corporation (the “Borrower”), with reference to the following facts:

RECITALS

A. The Bank and the Borrower are parties to the Business Loan Agreement, dated as of February 28, 2003 (the “Loan Agreement”), pursuant to which the Bank provided the Borrower with a revolving credit facility of $25,000,000.

B. The Bank and the Borrower wish to amend the Loan Agreement: (i) to reset the covenant levels for the Adjusted Debt to EBITDAR ratio and for the Fixed Charge Coverage Ratio set forth in Sections 7.3 and 7.4, respectively; (ii) to delete the permitted allocations for annual cash dividends and distributions set forth in Section 7.7(a) and for annual repurchases of capital stock of the Parent set forth in Section 7.7(b); and (iii) to add a new negative covenant limiting the Borrower’s annual capital expenditures, all as described more particularly below.

NOW, THEREFORE, the parties hereby agree as follows:

1. Defined Terms. All initially capitalized terms used in this Amendment (including, without limitation, in the recitals hereto) without definition shall have the respective meanings assigned thereto in the Loan Agreement.

2. Amendment to Adjusted Debt to EBITDAR Ratio Covenant. Section 7.3 of the Loan Agreement is hereby amended such that the first sentence thereof shall read in full as follows:

“To cause the Parent to maintain on a consolidated basis a ratio of Adjusted Debt to EBITDAR for the twelve-month period ended on the date of determination of such ratio of not greater than the correlative ratios specified below for the indicated dates:

Last Day of the Fiscal Quarter Ended Closest to	Maximum Ratio of Adjusted Debt to EBITDAR
June 30, 2003	5.50 to 1.00
September 30, 2003	5.85 to 1.00
December 31, 2003	5.85 to 1.00
March 31, 2004	5.75 to 1.00
June 30, 2004	5.75 to 1.00
September 30, 2004	5.75 to 1.00
December 31, 2004 and
each fiscal quarter of the
Parent ending thereafter	5.50 to 1.00”

3. Amendment to Fixed Charge Coverage Ratio Covenant. Section 7.4 of the Loan Agreement is hereby amended such that the first sentence thereof shall read in full as follows:

“To cause the Parent to maintain on a consolidated basis a Fixed Charge Coverage Ratio of not less than the correlative ratios specified below for the indicated dates:

Last Day of the Fiscal Quarter Ended Closest to	Minimum Fixed Charge Coverage Ratio
June 30, 2003	1.05 to 1.00
September 30, 2003	0.95 to 1.00
December 31, 2003	0.95 to 1.00
March 31, 2004	0.95 to 1.00
June 30, 2004	1.00 to 1.00
September 30, 2004 and
each fiscal quarter of the
Parent ending thereafter	1.10 to 1.00”

4. Deletion of Annual Allocation for Cash Dividends and Distributions. Section 7.7(a) of the Loan Agreement is hereby amended to read in full as follows:

“(a) so long as no event of default has occurred and is continuing, or would occur after giving effect thereto, stock dividends and distributions in an aggregate value of up to $5,000,000 in any fiscal year;”.

5. Deletion of Annual Allocation for Repurchases of Capital Stock of the Parent. Section 7.7(b) of the Loan Agreement is hereby amended to read in full as follows:

“(b) intentionally deleted; and”.

6. Addition of Annual Capital Expenditures Covenant. Section 7 of the Loan Agreement is hereby amended and supplemented by adding therein a new Section 7.23 as follows:

“7.23 Capital Expenditures. Not to permit the Parent on a consolidated basis to make Capital Expenditures (as defined in Section 7.4) in the 2004 fiscal year of the Parent in an aggregate amount exceeding $28,000,000.”

7. Conditional Reinstatement of Original Covenants. With thirty (30) days’ prior written notice to the Bank, and subject to the Bank’s approval, which shall not be unreasonably withheld, the Borrower may elect to terminate this Amendment. Following such termination, Sections 7.3, 7.4, 7.7(a) and 7.7(b) of the Loan Agreement shall be restored to their original terms as in effect prior to the effective date of this Amendment and the maximum annual Capital Expenditures covenant added by this Amendment no longer shall apply.

8. Conditions Precedent. The effectiveness of this Amendment shall be subject to the prior satisfaction of each of the following conditions:

(a)	Execution and Delivery of this Amendment. The Bank shall have received this Amendment, duly executed by the Borrower;

(b)	Execution and Delivery of Secretary’s Certificate. The Secretary of the Borrower shall have executed the Certificate of Resolution attached to this Amendment;

(c)	Execution and Delivery of Work Fee Letter. The Bank shall have received a letter agreement, in form and substance reasonably satisfactory to the Bank, duly executed by an authorized officer of the Borrower, providing for the Borrower’s payment to the Bank of a work fee of $15,000 for the Bank’s costs and expenses in approving and documenting the terms of this Amendment; and

(d)	Execution and Delivery of Reaffirmation of Guaranties. The Parent and each of the other guarantors of the

Borrower’s	obligations to the Bank shall have executed the Reaffirmation of Guaranties attached to this Amendment.

9. Governing Law. The validity of this Amendment, its construction, interpretation and enforcement, and the rights of the parties hereunder, shall be governed by, and construed in accordance with, the internal laws (as opposed to the conflicts of law principles) of the State of California.

10. Counterparts. This Amendment may be executed in multiple counterparts and by different parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute but one and the same instrument.

11. Otherwise Not Affected. In the event of any conflict or inconsistency between the Loan Agreement and the provisions of this Amendment, the provisions of this Amendment shall govern. Except to the extent set forth herein, the Loan Agreement shall remain unaltered and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their respective duly authorized officers as of the date first above written.

THE BANK:

BANK OF AMERICA, N.A.,

By:	/s/ KARIN S. BARNES
Karin S. Barnes Senior Vice President

By:	/s/ MARY BEATTY
Mary Beatty Vice President

THE BORROWER:

CHARLOTTE RUSSE, INC.

By:	/s/ DANIEL T. CARTER
Daniel T. Carter Treasurer

By:	/s/ BERNARD ZEICHNER
Bernard Zeichner President